Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated		LHA Investor Relations
Simon Latimer		Bruce Voss
Email:	investors@ligand.com	Email:	bvoss@lhai.com
Phone:	(858) 550-7766	Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports Third Quarter 2022 Financial Results

Increased 2022 Financial Guidance

Analyst and Investor Day to be Held on Tuesday December 13 in New York City

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO, Calif. (November 7, 2022) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and nine months ended September 30, 2022 and provided operating and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“This quarter was focused on one of the most transformative transactions in Ligand's history, the spin-off of our OmniAb antibody discovery business. I am excited for what lies ahead for Ligand and OmniAb as both execute their strategic goals as independent, publicly traded companies,” said John Higgins, CEO of Ligand. “The past quarter was a strong period of positive portfolio updates and financial performance for Ligand. We are pleased to be moving forward now focused on growing revenue and cash flows of our existing portfolio and reporting on late-stage developments from our high-value partnerships over the next few quarters."

Third Quarter 2022 Financial Results
Revenue for the third quarter of 2022 was $66.1 million, compared with $64.8 million for the same period in 2021. Royalty revenue increased by 27% to $19.8 million due primarily to Kyprolis, Rylaze and Teriparatide. Core Captisol sales for the third quarter of 2022 were $3.6 million, compared with $5.4 million for the same period in 2021. The difference in sales is due to timing of customer orders. Captisol sales related to COVID-19 were $32.4 million for the third quarter of 2022, compared with $29.7 million for the same period in 2021. Contract revenue for the third quarter of 2022 was $10.3 million compared with $14.1 million for the same period in 2021. The difference is due to the timing of partner milestone events. Revenue attributable to the OmniAb business for the third quarter of 2022 was $6.9 million, compared with $5.1 million for the prior-year period.

Cost of Captisol was $14.2 million for the third quarter of 2022, compared with $11.4 million for the same period in 2021, with the increase primarily due to higher total sales of Captisol and a shift in the mix of Captisol sales this quarter away from clinical use customers. Amortization of intangibles was $11.8 million for the third quarter of both 2022 and 2021. Research and development expense was

Exhibit 99.1
$22.0 million for the third quarter of 2022, compared with $16.9 million for the same period in 2021, with the increase primarily due to continued investment in the OmniAb business including facilities and headcount related expenditures in preparation for the spin-off. General and administrative expense was $17.4 million for the third quarter of 2022, compared with $12.7 million for the same period in 2021, with the increase primarily due to headcount related expenditures at OmniAb in preparation for the spin-off.

There was no other operating income for the third quarter of 2022, compared with $3.8 million for the third quarter of 2021, which represented a non-cash valuation adjustment related to eliminating the remaining Pfenex CVR liability.

Net income for the third quarter of 2022 was $0.4 million, or $0.02 per diluted share, compared with net income of $13.7 million, or $0.80 per diluted share, for the same period in 2021. Net income for the third quarter of 2022 included a $0.9 million net non-cash loss from the value of Ligand’s short-term investments, and net income for the third quarter of 2021 included a $1.6 million net non-cash gain from the value of Ligand’s short-term investments. Adjusted net income for the third quarter of 2022 was $22.5 million, or $1.31 per diluted share, compared with $27.1 million, or $1.58 per diluted share, for the same period in 2021. Excluding the impact of gross profit, net of tax, for Captisol sales related to COVID-19, adjusted net income for the third quarter of 2022 was $7.1 million, or $0.41 per diluted share, compared with $10.9 million, or $0.64 per diluted share, for the same period in 2021. Please see the table below for a reconciliation of net income/(loss) to adjusted net income.

Ligand repurchased $38.6 million in principal amount of its 2023 Notes for $37.7 million in cash during the third quarter of 2022. $76.9 million in principal amount of the 2023 Notes were outstanding as of September 30, 2022 and will mature in May 2023. As of September 30, 2022, Ligand had cash, cash equivalents and short-term investments of $121.4 million.

Year-to-Date Financial Results
Revenue for the nine months ended September 30, 2022 was $169.2 million, compared with $204.7 million for the same period in 2021. Royalties for the nine months ended September 30, 2022 were $51.5 million, compared with $31.4 million for the same period in 2021, with the increase due primarily to Kyprolis, Rylaze and Teriparatide. Core Captisol sales for the nine months ended September 30, 2022 were $13.1 million, compared with $16.3 million for the same period in 2021. The difference in sales is due to timing of customer orders. Captisol sales related to COVID-19 were $64.5 million for the nine months ended September 30, 2022, compared with $112.6 million for the same period in 2021. The lower sales are due to reduced demand for the pandemic-related treatment. Contract revenue was $40.1 million for the nine months ended September 30, 2022, compared with $44.4 million for the same period in 2021, with the change due to the timing of partner milestone events. Revenue attributable to the OmniAb business for the nine months ended September 30, 2022 was $23.3 million, compared with $19.5 million for the prior-year period.

Cost of Captisol was $31.2 million for the nine months ended September 30, 2022, compared with $50.2 million for the same period in 2021, with the decrease primarily due to lower total sales of Captisol. Amortization of intangibles for the nine months ended September 30, 2022 was $35.5 million, compared with $35.4 million for the same period in 2021. Research and development expense was $61.5 million for the nine months ended September 30, 2022, compared with $50.8 million for the same period of 2021, with the increase primarily due to continued investment in the OmniAb business including facilities and headcount related expenditures in preparation for the spin-off. General and administrative expense was $50.2 million for the nine months ended September 30, 2022, compared with $39.7 million expense for

Exhibit 99.1
the same period in 2021, with the increase primarily due to transaction costs in connection with the spin-off of OmniAb and other headcount related expenditures at OmniAb, and additional legal expenses incurred during the nine months ended September 30, 2022.

There was no other operating income for the nine months ended September 30, 2022, compared with $37.6 million for the nine months ended September 30, 2021, which represented a non-cash valuation adjustment related to eliminating the remaining Pfenex CVR liability.

Net loss for the nine months ended September 30, 2022 was $15.9 million, or $0.94 per share, compared with net income of $62.6 million, or $3.64 per diluted share, for the same period in 2021. Net loss for the nine months ended September 30, 2022 included a $15.4 million net non-cash loss from the value of Ligand’s short-term investments, while net income for the same period in 2021 included a $37.6 million non-cash valuation adjustment related to eliminating the Pfenex CVR liability and a $2.4 million net non-cash gain from the value of Ligand’s short-term investments. Adjusted net income for the nine months ended September 30, 2022 was $53.2 million, or $3.11 per diluted share, compared with $79.4 million, or $4.62 per diluted share, for the same period in 2021. Excluding the impact of gross profit, net of tax, for Captisol sales related to COVID-19, adjusted net income for the nine months ended September 30, 2022 was $22.9 million, or $1.33 per diluted share, compared with $26.9 million, or $1.56 per diluted share, for the same period in 2021. Please see the table below for a reconciliation of net income/(loss) to adjusted net income.

2022 Financial Guidance
Ligand is increasing 2022 financial guidance from continuing operations. Following closing of the spin-off, OmniAb will now be accounted for as discontinued operations which will result in OmniAb being excluded from Ligand's reported revenue and adjusted earnings in all subsequent financial statement periods, therefore, the financial outlook below excludes contributions from OmniAb.

We now expect total revenue of $184 million to $189 million, compared to previous guidance of $133 million to $146 million. Ligand now expects 2022 royalties of $66 million to $69 million, Captisol sales of approximately $100 million and contract revenue of $18 million to $20 million. Of the $100 million of expected Captisol sales, Ligand expects approximately $15 million to be attributable to core Captisol sales, and the balance to be attributable to treatments for COVID-19. Excluding COVID-related Captisol sales, Ligand expects revenue to be $99 million to $104 million and adjusted earnings per diluted share to be $2.05 to $2.20. Ligand expects the contribution from COVID-related Captisol sales to be approximately $2.25 per diluted share, resulting in a total company adjusted earnings per diluted share of $4.30 to $4.45.

Analyst and Investor Day
Ligand also provided details of its upcoming analyst and investor day, which will be held in-person in New York City on Tuesday December 13, with a virtual connection option as well. Company presenters will include John Higgins, CEO, Matt Korenberg, President and COO and Tavo Espinoza, CFO. Additional details will be announced at a later date. For more information or to RSVP, please contact Simon Latimer at investors@ligand.com.
Third Quarter 2022 and Recent Business Highlights
On November 1, 2022, Ligand completed the tax-free spin-off of OmniAb, Inc., its antibody discovery business. On November 2, 2022 OmniAb began regular-way trading on NASDAQ under the ticker symbol “OABI”. Ligand continues to trade under the ticker symbol “LGND”.

Exhibit 99.1

Travere Therapeutics announced that the previously assigned PDUFA target action date of November 17, 2022 for its NDA under Subpart H for accelerated approval of sparsentan for the treatment of IgA nephropathy (IgAN) is expected to be extended by three months and is now February 17, 2023. Travere subsequently announced the European Medicines Agency has accepted for review the Conditional Marketing Authorization for sparsentan for IgAN in Europe with a review decision expected in the second half of 2023.

Verona Pharma announced positive top-line results from its Phase 3 ENHANCE-2 trial evaluating ensifentrine for the treatment of COPD. The trial successfully met its primary and secondary endpoints evaluating lung function, and significantly reduced the rate and risk of COPD exacerbations. Ensifentrine was well tolerated with safety results similar to placebo. Verona subsequently announced additional analyses demonstrating ensifentrine reduced exacerbation rates across all subgroups in the Phase 3 ENHANCE-2 trial.

Merck announced the European Medicines Agency has recommended approval of VAXNEUVANCE for active immunization for the prevention of invasive disease, pneumonia and acute otitis media caused by Streptococcus pneumoniae in individuals from 6 weeks to less than 18 years of age. VAXNEUVANCE is a 15-valent pneumococcal vaccine utilizing Ligand’s CRM197 vaccine carrier protein and is currently authorized for use in the European Union for individuals 18 years of age and older and is approved in the United States for individuals 6 weeks of age and older. In July 2022 Merck started a broad Phase 3 program for V116, their investigational 21-valent pneumococcal conjugate vaccine utilizing Ligand’s CRM197 vaccine carrier protein.

Sermonix Pharmaceuticals announced results of its ELAINE 1 Phase 2 study of lasofoxifene vs. fulvestrant in postmenopausal women with locally advanced or metastatic ER+/HER2- breast cancer and an ESR1 mutation. Median progression-free survival was 6.04 months for lasofoxifene vs. 4.04 months for fulvestrant (p=0.138). Objective response rate was 13.2% for lasofoxifene vs. 2.9% for fulvestrant, (p=0.12), with 1 complete response and 4 partial responses in the lasofoxifene arm vs. no complete responses and 1 partial response in the fulvestrant arm. While the study was not powered for statistical significance, all endpoints numerically favored lasofoxifene.

Adjusted Financial Measures
The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, non-cash interest expense, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, gross profit for Captisol sales related to COVID-19, net of tax, transaction costs and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, the Company does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by

Exhibit 99.1
the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (646) 960-0369 and use conference ID 6501694. To participate via live or replay webcast, a link is available at www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) ultimately to generate our revenue. The Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand’s Pelican Expression Technology is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Takeda, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: the the potential for and timing of development, regulatory approval and product launch events by Ligand’s partners;; and guidance regarding 2022 financial results and expectations for near-term and future royalty revenue. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol sales or contract revenue; the COVID-19 pandemic has disrupted and may continue to disrupt Ligand’s and its partners’ business, including delaying manufacturing, preclinical studies and clinical trials and product sales, and impairing global economic activity, all of which could materially and adversely impact Ligand’s results of operations and financial condition; changes in general economic conditions, including as a result of the conflict between Russia and Ukraine; Ligand may not achieve its guidance for 2022; the commercial opportunity for remdesivir could be materially and adversely affected as a result of approved vaccines and alternative approved and investigational therapies, or the FDA revising or revoking its approval; Gilead may develop an alternative formulation of remdesivir that does not incorporate Captisol or uses less Captisol in such formulation; there may not be a market for the product(s) even if successfully developed and approved; Ligand is currently dependent on a sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Amgen, Acrotech Biopharma or other Ligand partners, may not execute on their sales and

Exhibit 99.1
marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's or partners' ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's or partnered product(s) could delay or prevent regulatory approval or commercialization; challenges, costs and charges associated with the spin-off of the OmniAb business or integrating recently completed acquisitions with Ligand’s existing businesses; business disruptions associated with the OmniAb spin-off; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional Captisol sales and contract revenue we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Pelican® and Captisol®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Royalties	$19,837	$15,648	$51,491	$31,376
Captisol - Core	3,582	5,374	13,133	16,310
Captisol - COVID	32,367	29,719	64,483	112,565
Contract	10,302	14,094	40,093	44,409
Total revenues	66,088	64,835	169,200	204,660
Operating costs and expenses:
Cost of Captisol	14,153	11,446	31,213	50,192
Amortization of intangibles	11,818	11,827	35,455	35,391
Research and development	22,036	16,938	61,461	50,769
General and administrative	17,445	12,718	50,210	39,747
Other operating income	—	(3,800)	—	(37,600)
Total operating costs and expenses	65,452	49,129	178,339	138,499
Income (loss) from operations	636	15,706	(9,139)	66,161
Gain (loss) from short-term investments	(923)	1,937	(15,709)	8,135
Interest expense, net	259	(4,270)	(536)	(14,456)
Other income (expense), net	885	1,886	5,465	(5,516)
Total other income (expense), net	221	(447)	(10,780)	(11,837)
Income (loss) before income taxes	857	15,259	(19,919)	54,324
Income tax benefit (expense)	(453)	(1,536)	4,043	8,230
Net income (loss):	$404	$13,723	$(15,876)	$62,554

Basic net income (loss) per share	$0.02	$0.82	$(0.94)	$3.77
Shares used in basic per share calculation	16,888	16,688	16,860	16,595

Diluted net income (loss) per share	$0.02	$0.80	$(0.94)	$3.64
Shares used in diluted per share calculations	17,132	17,142	16,860	17,187

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$121,407	$341,108
Accounts receivable, net	65,168	85,453
Inventory	22,326	27,326
Income taxes receivable	785	6,193
Other current assets	10,746	4,671
Total current assets	220,432	464,751
Deferred income taxes, net	35,500	34,482
Goodwill and other identifiable intangible assets, net	698,231	732,246
Commercial license rights, net	10,193	10,110
Operating lease right-of-use assets	32,108	16,542
Finance lease right-of-use assets	14,444	16,207
Other assets	39,697	23,252
Total assets	$1,050,605	$1,297,590
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$35,225	$25,982
Income taxes payable	9,703	—
Current contingent liabilities	1,773	2,588
Current operating lease liabilities	2,345	2,053
Current finance lease liabilities	48	46
Deferred revenue	9,547	10,996
2023 convertible senior notes, net	76,600	—
Total current liabilities	135,241	41,665
2023 convertible senior notes, net	—	320,717
Long-term contingent liabilities	6,855	8,483
Deferred income taxes, net	29,832	59,095
Other long-term liabilities	62,379	46,471
Total liabilities	234,307	476,431
Total stockholders' equity	816,298	821,159
Total liabilities and stockholders' equity	$1,050,605	$1,297,590

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
SUPPLEMENTAL SEGMENT FINANCIAL RESULTS
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
OmniAb business revenue
Royalties	$582	$—	$984	$—
Contract	6,285	5,140	22,353	19,520
Total OmniAb business revenue	6,867	5,140	23,337	19,520
Ligand core business revenue
Royalties	19,255	15,648	50,507	31,376
Captisol - Core	3,582	5,374	13,133	16,310
Captisol - COVID	32,367	29,719	64,483	112,565
Contract	4,017	8,954	17,740	24,889
Total Ligand core business revenue	59,221	59,695	145,863	185,140
Total revenue	$66,088	$64,835	$169,200	$204,660

Segment operating income (loss)
OmniAb business	$(11,721)	$(9,177)	$(26,905)	$(21,587)
Ligand core business	22,022	32,620	49,050	112,601
Total segment operating income	10,301	23,443	22,145	91,014

Unallocated corporate items
Shared-based compensation	6,462	5,811	17,255	16,429
Other corporate expenses	3,203	1,926	14,029	8,424
Total unallocated corporate items	9,665	7,737	31,284	24,853
Income (loss) from operations	$636	$15,706	$(9,139)	$66,161

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per-share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021(8)	2022	2021(8)

Net income (loss)	$404	$13,723	$(15,876)	$62,554
Share-based compensation expense	12,597	9,754	31,140	28,375
Non-cash interest expense(1)	138	3,791	639	12,864
Amortization of intangibles	11,818	11,827	35,455	35,391
Amortization of commercial license rights(2)	(86)	(190)	(323)	151
Change in contingent liabilities(3)	(112)	(5,875)	(1,328)	(39,377)
Transaction costs(4)	—	—	4,955	—
Acquisition and integration costs(5)	—	68	—	511
Loss (gain) from short-term investments	923	(1,937)	15,709	(8,135)
Realized gain (loss) from short-term investments	—	359	(284)	5,740
Other(6)	1,428	191	(1,938)	8,839
Income tax effect of adjusted reconciling items above	(4,663)	(5,202)	(15,082)	(14,734)
Excess tax benefit (windfall) from share-based compensation(7)	42	579	129	(12,749)
Adjusted net income	22,489	27,088	53,196	79,430
Captisol - COVID gross profit, net of tax(8)	(15,405)	(16,176)	(30,332)	(52,573)
Adjusted net income excluding Captisol - COVID	$7,084	$10,912	$22,864	$26,857

Diluted per-share amounts attributable to common shareholders:
Net income (loss)	$0.02	$0.80	$(0.94)	$3.64
Share-based compensation expense	0.74	0.57	1.82	1.65
Non-cash interest expense(1)	0.01	0.22	0.04	0.75
Amortization related to acquisitions and intangible assets	0.69	0.69	2.07	2.06
Amortization of commercial license rights(2)	(0.01)	(0.01)	(0.02)	0.01
Change in contingent liabilities(3)	(0.01)	(0.34)	(0.08)	(2.29)
Transaction costs(4)	—	—	0.29	—
Acquisition and integration costs(5)	—	—	—	0.03
Loss (gain) from short-term investments	0.05	(0.11)	0.92	(0.47)
Realized gain (loss) from short-term investments	—	0.02	(0.02)	0.33
Other(6)	0.08	0.01	(0.11)	0.51
Income tax effect of adjusted reconciling items above	(0.27)	(0.30)	(0.88)	(0.86)
Excess tax benefit (windfall) from share-based compensation(7)	—	0.03	0.01	(0.74)
Adjusted diluted net income per share	$1.31	$1.58	$3.11	$4.62
Captisol - COVID gross profit, net of tax(8)	(0.90)	(0.94)	(1.77)	(3.06)
Adjusted diluted net income per share excluding Captisol - COVID	$0.41	$0.64	$1.33	$1.56

GAAP - Weighted average number of common shares-diluted	17,132	17,142	16,860	17,187
Add: Shares excluded due to anti-dilutive effect on GAAP net loss(9)	—	—	268	—
Adjusted weighted average number of common shares-diluted	17,132	17,142	17,128	17,187

Exhibit 99.1

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Amounts represent the amortization of commercial license rights to revenue.

(3) Amounts represent changes in fair value of contingent consideration related to Pfenex, Icagen, Crystal, CyDex, and Metabasis transactions.

(4) Amounts represent incremental costs including primarily legal fees, accounting fees, and advisory fees incurred by Ligand to spin off OmniAb into a standalone, publicly traded company.

(5) Amounts represent severance costs, legal fees and certain contract termination costs in connection with the acquisitions.

(6) Amounts primarily relate to (gain) loss on debt extinguishment and certain legal settlement expense.

(7) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(8) Captisol - COVID gross profit, net of tax, represents gross profit, net of tax, for Captisol supplied for use in formulation with remdesivir, an antiviral treatment for COVID-19. Prior period adjusted net income and adjusted net income per diluted share amount have been adjusted to exclude the impact of COVID-related Captisol gross profit, net of tax, to conform to the current period presentation. Certain commission cost included in the general and administrative expenses that were related to the Gilead Consortium sales were included in the calculation for the three and nine months ended September 30, 2021.

(9) Excluding the impact from the adoption of accounting pronouncement (ASU 2020-06) on January 1, 2022 as the Company intends to settle the principal balance in cash. Under the new standard, the Company is required to reflect the dilutive effect of the 2023 Notes by application of the if-converted method, which resulted an additional 604,264 and 1,105,339 potentially dilutive shares for the three and nine months ended September 30, 2022, respectively.

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